UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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GATX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders
PROXY STATEMENT
Nominees For Board of Directors
Additional Information Concerning Nominees
Board of Directors
Board Independence
Committees of the Board
Related Person Transactions
Process For Identifying and Evaluating Director Nominees
Communication with the Board
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
TDC Mix
Narrative Discussion Related to the Summary Compensation Table & Grants of Plan-Based Awards Table
Annual Incentive Awards
Equity-Based Long-Term Incentives
Narrative Discussion Related to Pension Benefits Table
DIRECTOR COMPENSATION
Narrative Discussion Related to Director Compensation Table
2007 Director Compensation
COMPENSATION COMMITTEE REPORT
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
BENEFICIAL OWNERSHIP OF COMMON STOCK
SHAREHOLDER PROPOSALS OR NOMINATIONS FOR 2009 ANNUAL MEETING
OTHER INFORMATION
GATX CORPORATION
500 WEST MONROE STREET
CHICAGO, IL 60661
(312) 621-6200

March 14, 2008

Dear Shareholder:

You are invited to attend our 2008 Annual Meeting of Shareholders on Friday, April 25, 2008, at 9:00 a.m., central time, at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois. Registration will begin at 8:30 a.m. and refreshments will be served.

The attached Notice of Annual Meeting and Proxy Statement describes the business to be conducted at the meeting and contains other information concerning GATX that you should be aware of when you vote your shares. The principal business of the meeting will be to elect directors and to ratify the appointment of our independent registered public accounting firm for 2008. We also plan to report on GATX’s results and current outlook.

Whether or not you plan to attend in person, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by Internet or by telephone or by signing, dating and returning your proxy card in the enclosed envelope. On behalf of our Board of Directors and management, I would like to thank you for your continued interest in GATX Corporation. We hope you will be able to attend the meeting and look forward to seeing you there.

You may contact our Investor Relations Department at (800) 428-8161 to obtain directions to the site of the Annual Meeting.

Very truly yours,

Chairman of the Board,
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on April 25, 2008.

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders, the Annual Report to Shareholders for the year ended December 31, 2007, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at http://bnymellon.com.mobular.net/bnymellon/gmt.

GATX CORPORATION
500 WEST MONROE STREET
CHICAGO, IL 60661
(312) 621-6200

Notice of Annual Meeting of Shareholders

March 14, 2008

To our Shareholders:

The 2008 Annual Meeting of the Shareholders of GATX Corporation will be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois, on Friday, April 25, 2008, at 9:00 a.m., central time, for the following purposes:

1. to elect nine directors to serve until the 2009 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for GATX in 2008; and

3. to transact such other business as may properly come before the meeting.

Holders of our Common Stock and both series of our $2.50 Cumulative Convertible Preferred Stock of record at the close of business on February 29, 2008 will be entitled to vote at the meeting.

Whether or not you plan to attend the meeting in person, it will be appreciated if you will promptly vote, sign, date and return the enclosed proxy. Alternatively, you may vote by telephone or Internet by following the instructions in the enclosed proxy. You may revoke your proxy and vote in person at the meeting if you desire to do so.

By Order of the Board of Directors,

Senior Vice President,
General Counsel and Secretary

March 14, 2008
Chicago, Illinois

GATX CORPORATION
500 WEST MONROE STREET
CHICAGO, IL 60661
(312) 621-6200

March 14, 2008
PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of GATX Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Friday, April 25, 2008 (the “Annual Meeting”) in accordance with the foregoing notice. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 14, 2008.

Q:	Who is entitled to vote?

A:	All holders of record of the Company’s Common Stock and both series of $2.50 Cumulative Convertible Preferred Stock as of the close of business on February 29, 2008 are entitled to vote. On that day, approximately 46,241,896 shares of Common Stock and 17,925 shares of $2.50 Cumulative Convertible Preferred Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	We offer our registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

• Using the Internet, by following the instructions on the proxy card;

• By telephone, using the telephone number printed on the proxy card; or

• By mail, using the enclosed proxy card and return envelope.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer, Chief Financial Officer and General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares in the following manner:

• For the election of the Board’s nominees for director;

• For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Company prior to the Annual Meeting, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the Proxyholders will have the discretion to vote on those maters for you in accordance with their best judgment. However, the Company’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	Who will count the votes?

A:	Mellon Investor Services will serve as proxy tabulator and count the votes.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows:

• The election of directors will require a plurality of the votes cast;

• Each other matter requires a majority of the votes cast.

Q:	What constitutes a quorum?

A:	A quorum is present if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. Broker non-votes, abstentions and shares as to which votes are withheld will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors and the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as a shareholder proposal, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Q:	What effect does an abstention have?

A:	Shares as to which votes are withheld or which abstain from voting and broker non-votes will not be counted and thus will not affect the outcome with respect to these matters.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in the GATX Stock Fund for participants in the GATX Salaried Employees Retirement Savings Plan and GATX Hourly Employees Retirement Savings Plan.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

If you are a current or former employee of the Company with shares in the GATX Stock Fund as the result of participation in the GATX Salaried Employees Retirement Savings Plan or GATX Hourly Employees Retirement Savings Plan, then your proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee will vote the shares in the GATX Stock Fund in proportion to the shares for which the trustee timely receives voting instructions. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by April 21, 2008.

Q:	Who pays the cost of this proxy solicitation?

A:	The Company pays the costs of soliciting proxies. The Company has retained Mellon Investor Services to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, the Company will pay Mellon Investor Services a fee of $8,000 plus expenses.

Q:	Is this Proxy Statement the only way that proxies are being solicited?

A:	No. As stated above, the Company has retained Mellon Investor Services to aid in the solicitation of proxy materials. In addition, certain directors, officers or employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile, e-mail or personal contact.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nine directors are to be elected, each for a term of one year, to serve until the 2009 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors recommends a vote FOR election of the nominees named below. Unless authority to vote on directors has been withheld, each proxy will be voted for the election of the nominees named below. All of the nominees have consented to serve as directors if elected. If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxies may be voted for any other person who may be nominated by the Board of Directors to fill the vacancy, or the Board may be reduced accordingly.

Nominees For Board of Directors

		Director
Name and Principal Occupation	Age	Since

James M. Denny	75	1995
Retired; Former Vice Chairman, Sears, Roebuck and Co.
Richard Fairbanks	67	1996
Chairman, Layalina Productions, Inc.
Deborah M. Fretz	59	1993
President and Chief Executive Officer, Sunoco Logistics Partners, L.P.
Ernst A. Häberli	59	2007
Retired; Former President, Commercial Operations International, The Gillette Company
Brian A. Kenney	48	2004
Chairman, President and Chief Executive Officer of the Company
Mark G. McGrath	61	2005
Retired; Former Director of McKinsey & Company
Michael E. Murphy	71	1990
Retired; Former Vice Chairman and Chief Administrative Officer, Sara Lee Corporation
David S. Sutherland	58	2007	(1)
Retired; Former President and Chief Executive Officer, IPSCO Inc.
Casey J. Sylla	64	2005
Retired; Former Chairman and Chief Executive Officer, Allstate Life Insurance Company

(1)	Mr. Sutherland was appointed to the Board of Directors effective July 27, 2007 and will be standing for election by shareholders for the first time this year.

Additional Information Concerning Nominees

Mr. Denny retired as Vice Chairman, Sears, Roebuck and Co., a merchandising company, in August 1995, having served in that position since February 1992. He also served as a Managing Director of William Blair Capital Partners, LLC, a general partner of private equity funds affiliated with William Blair & Co., from August 1995 until December 2000. Mr. Denny is Chairman of Gilead Sciences, Inc.

Mr. Fairbanks is Chairman of the Board of Layalina Productions, Inc., a non-profit corporation that develops and produces Arabic language programming for licensing to television networks in the Middle

East and North Africa. He is also a Counselor at the Center for Strategic & International Studies, a nonprofit public policy research institution providing analysis on and assessment of the public policy impact of U.S. domestic, foreign and economic policy, international finance and national security issues, having previously served as its President and Chief Executive Officer. Mr. Fairbanks was formerly a U.S. Ambassador at Large. Mr. Fairbanks is also a director of SEACOR Holdings Inc.

Ms. Fretz was named President and Chief Executive Officer of Sunoco Logistics Partners, L.P., an owner and operator of refined product and crude oil pipelines and terminal facilities, in October 2001. Ms. Fretz previously served as Senior Vice President, Mid-Continent Refining, Marketing & Logistics, of Sunoco, Inc., an energy company, from December 2000 to October 2001 and Senior Vice President, Lubricants and Logistics, from January 1997 to December 2000.

Mr. Häberli retired as President, Commercial Operations International, The Gillette Company in 2004, having served in that position since 2001. Mr. Häberli formerly served as President, North American Tissue Operations and Technology, Executive Vice President and Chief Financial Officer, Senior Vice President, Strategy and on the Board of Directors of Fort James Corporation. Mr. Häberli also served as President of Pet International and in various roles with the Phillip Morris Companies, Inc.

Mr. Kenney was elected Chairman and Chief Executive Officer of the Company in April 2005, having previously been named President of the Company in October 2004. Mr. Kenney previously served as Senior Vice President, Finance and Chief Financial Officer from April 2002 to October 2004 and Vice President, Finance and Chief Financial Officer from October 1999 to April 2002.

Mr. McGrath retired as a Director of McKinsey & Company, a private management consulting firm, in December 2004, having served in that firm for twenty-seven years. He led the firm’s Americas’ Consumer Goods Practice from January 1998 until December 2003. Mr. McGrath has served as a senior advisor with Gleacher Partners LLC, a firm providing strategic advisory services to corporations, in a part-time capacity since January 2005. Mr. McGrath is also a director of Aware, Inc.

Mr. Murphy retired as Vice Chairman and Chief Administrative Officer of Sara Lee Corporation, a diversified manufacturer of packaged food and consumer products, in October 1997, having served in that position since July 1993. Mr. Murphy is also a director of Coach, Inc., Northern Funds and Northern Institutional Funds.

Mr. Sutherland retired as President and Chief Executive Officer of IPSCO, Inc., a steel producer, in July 2007, having served in that position since January 2002. During his 30-year career with IPSCO, Mr. Sutherland held a number of strategically important roles for the company, including Executive Vice President and Chief Operating Officer from April 2001 to January 2002 and Vice President of Raw Materials and Coil Processing from 1997 to 2001.

Mr. Sylla retired on March 31, 2007, as Chairman and Chief Executive Officer of Allstate Life Insurance Company, a principal division of the Allstate Insurance Company, a company offering life insurance, annuities and related retirement and savings products. Mr. Sylla previously served in various strategically important roles at Allstate including President of Allstate Financial Group from 2002 to 2006 and Chief Investment Officer for Allstate Corporation, the holding company for Allstate Insurance Company, from 1995 to 2002. Mr. Sylla is also a director of Northern Funds and Northern Institutional Funds.

Board of Directors

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each committee is composed of directors determined by the Board to be independent in accordance with the New York Stock Exchange (“NYSE”) listing standards. The Board has elected Ms. Fretz as Lead Director, and Ms. Fretz serves as an ex-officio member of each committee of the Board. In that regard, Ms. Fretz does not serve as a member of any particular Board Committee, but may attend such committee meetings as she deems appropriate. During 2007, there were seven regular meetings of the Board of Directors of the Company. In addition, the Board’s non-

management directors generally meet in executive sessions without management before or following each meeting of the Board. The executive session is chaired by the Lead Director.

Each director attended at least 75% of the meetings of the Board and committees (on which he or she served) held while the director was a member during 2007. The Company has adopted a policy strongly encouraging all members of the Board to attend the Annual Meeting of Shareholders. In 2007, all directors attended the Annual Meeting of Shareholders except for Casey J. Sylla.

Marla C. Gottschalk resigned from the Board of Directors effective January 31, 2008. The Company expresses its utmost appreciation to Ms. Gottschalk for her dedicated service.

The Company’s Corporate Governance Guidelines, Code of Ethics and Code of Ethics for Senior Officers and the charters of each of the standing Board committees are available under Corporate Governance in the Investor Relations section on the Company’s website at www.gatx.com and are available in print to any shareholder who so requests.

Board Independence

The Board of Directors has adopted the independence standard for the directors set forth in Exhibit A to this Proxy Statement. These standards conform to the standards required by the NYSE for listed companies. The Board of Directors has affirmatively determined that each of the following nominees for election to the Board is independent based on the Company’s independence standards, and that each nominee has no other material relationship with the Company relevant to the determination of independence: Messrs. Denny, Fairbanks, Häberli, McGrath, Murphy, Sutherland and Sylla and Ms. Fretz.

Committees of the Board

Audit Committee

The Audit Committee members are Messrs. Murphy (Chair), Häberli, Sutherland and Sylla. The Board of Directors has determined that each current member of the Audit Committee is financially literate and has accounting or related financial management expertise and that Messrs. Murphy, Häberli and Sylla meet the criteria established by the Securities and Exchange Commission (“SEC”) for an “Audit Committee Financial Expert.” The Audit Committee is composed solely of members who are independent in accordance with the NYSE’s rules for independence of audit committee members. During 2007, there were eight meetings of the Audit Committee. In addition to appointing the Company’s independent registered public accounting firm, the Committee’s functions include: (i) assisting the Board of Directors in its oversight of the integrity of the Company’s financial statements; (ii) maintaining the Company’s compliance with legal and regulatory requirements; (iii) reviewing the independent registered public accounting firm’s qualifications and independence; (iv) reviewing and evaluating the performance of the Company’s internal audit function and independent registered public accounting firm; (v) reviewing and approving or disapproving any related person transactions; and (vi) preparing the report that SEC rules require be included in the Company’s annual proxy statement.

Compensation Committee

The Compensation Committee members are Messrs. Denny (Chair), Fairbanks and McGrath. During 2007, there were five meetings of the Compensation Committee. The Committee’s functions include: (i) assisting the Board of Directors in the discharge of its responsibilities with respect to compensation of the Company’s directors, officers and executives; (ii) general responsibility for ensuring the appropriateness of the Company’s executive compensation and benefit programs, and the criteria for awards to be issued under such programs; and (iii) preparing the report that SEC rules require be included in the Company’s annual proxy statement. The Compensation Committee has engaged Frederic W. Cook & Company, Inc., an independent outside consulting firm, to advise the Committee on matters related to executive and director compensation. Frederic W. Cook & Company provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation decisions for the Chief Executive Officer and on the recommendations made by the Chief Executive Officer with respect to the compensation of other executives. The Committee’s consultant attends all Committee meetings and meets independently with the Committee as appropriate. The only services that the compensation consultant performs for the Company are related to executive and director compensation and are primarily in support of decision-making by the Committee.

Governance Committee

The Governance Committee members are Messrs. Fairbanks (Chair), Denny, McGrath and Sylla. During 2007, there were four meetings of the Governance Committee. The Committee’s functions include: (i) identifying individuals qualified to become Board members and recommending to the Board of Directors a slate of director nominees for election at each annual meeting of the Company’s shareholders; (ii) ensuring that all of the committees of the Board of Directors shall have the benefit of qualified and experienced independent directors; (iii) developing and recommending to the Board of Directors a set of effective corporate governance policies and procedures applicable to the Company; and (iv) reviewing the performance of all members of the Board in their capacities as directors, including attendance and contributions to Board deliberations, and making such recommendations to the Board as may be appropriate.

Related Person Transactions

The Board of Directors has adopted a written policy for the review of related person transactions. The Audit Committee reviews related person transactions in which the Company will be a participant to determine if they are in the best interests of the Company and its shareholders. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person had, or will have, a material interest and that exceed $120,000 are subject to the Audit Committee’s review.

Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are spouses, parents, stepparents, mothers-in-law, fathers-in-law, siblings, brothers-in-law, sisters-in-law, children, stepchildren, daughters-in-law, sons-in-law and any person, other than a tenant or employee, who shares the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

In reviewing related person transactions, the Audit Committee considers all material factors concerning the particular transaction to determine whether it meets the standard of being in the best interests of the Company and its shareholders. For example, depending on the facts of the particular transaction, these factors may include the benefits to the Company of the transaction, whether comparable products and services can be obtained from unrelated third parties, and whether the transaction is on “arm’s length” terms.

Upon completion of its review, the Audit Committee approves, ratifies or disapproves the related person transaction. In conjunction with any approval or ratification of a transaction, the Audit Committee makes a determination that the transaction does not constitute a conflict of interest pursuant to the Company’s Code of Business Conduct and Ethics.

Process For Identifying and Evaluating Director Nominees

The Board is responsible for recommending nominees for election by the shareholders. The Board has delegated the process for screening potential candidates for Board membership to the Governance Committee with input from the Chairman of the Board and Chief Executive Officer. When the Governance Committee determines that it is desirable to add to the Board or fill a vacancy on the Board, the Governance Committee will identify one or more individuals qualified to become members of the Board and recommend them to the Board. In identifying qualified individuals, the Governance Committee will seek suggestions from other Board members, and may also retain a search firm for this purpose. The Governance Committee will also consider candidates recommended by shareholders. The Governance Committee will conduct such inquiry into the candidate’s background, qualifications and independence as it believes is necessary or appropriate under the circumstances, and would apply the same standards to candidates suggested by shareholders as it applies to other candidates. Such recommendations should be submitted to the Governance Committee, c/o Corporate Secretary, 500 West Monroe Street, Chicago, Illinois 60661. The recommendation should be received not more than 120 and not less than 90 days prior to the first anniversary date of the immediately preceding annual meeting and should include the following information: (i) the name of the individual recommended as a director candidate; (ii) all information required to be disclosed in the solicitation of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; (iii) the individual’s written consent to being named in the proxy statement as a nominee and serving as a director if elected; (iv) a representation that the person making the nomination is a shareholder of the Company; and (v) a description of any arrangements and understandings between the shareholder and the nominee.

In 2007, the Company engaged a professional search firm to identify and assist the Governance Committee in identifying and evaluating potential director nominees. Mr. Sutherland was recommended as a nominee by the professional search firm.

The Board of Directors, upon recommendation of the Governance Committee, has determined that all candidates that it proposes for election to the Board of Directors should possess and have demonstrated the following minimum criteria: (i) the highest level of personal and professional ethics, integrity and values; (ii) an inquisitive and objective perspective; (iii) broad experience at the policy-making level in business, finance, accounting, government or education; (iv) expertise and experience that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance and diversity of Board members may be achieved and maintained; (v) broad business and social perspective, and mature judgment; (vi) commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about the Company’s business; (vii) demonstrated ability to communicate freely with management and the other directors, as well as the ability and disposition to meaningfully participate in a collegial decision making process; (viii) willingness to devote the required time and effort to carry out the duties and responsibilities of a Board member; and (ix) independence from any particular constituency, and the ability to represent the best interests of all shareholders and to appraise objectively the performance of management.

Communication with the Board

Interested parties, including shareholders, may communicate directly with the Board, one or more directors of the Company, including the Lead Director, or the non-management directors of the Company as a group through the office of the Corporate Secretary as follows: (i) by mail addressed to the Board, the non-management directors as a group or one or more directors, c/o Corporate Secretary, 500 West Monroe Street, Chicago, Illinois 60661; (ii) electronically by sending an e-mail to contactboard@gatx.com; or (iii) anonymously by telephone by calling (888) 749-1947. Communications (other than those deemed in the reasonable judgment of the Corporate Secretary to be inappropriate, such as matters that are patently frivolous) received by the Company addressed to the Board or one or more directors shall be promptly forwarded to the Lead Director and to the Board member or members to whom it was addressed or, if not so specifically addressed, then, depending on the subject matter of the particular communication, to the chair of the appropriate Board committee or to the non-management directors as a group. Any communication not readily identifiable for a particular director or Board committee shall be forwarded to the Chair of the Governance Committee.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of GATX’s compensation program for named executive officers. Further detail is provided for each compensation element in the tables and narratives which follow. The Compensation Committee of the Board of Directors (the “Committee”) oversees the design and administration of the Company’s executive compensation program with the assistance of Frederic W. Cook & Company, Inc., an independent consulting firm retained by the Committee.

Compensation Philosophy and Objectives

The Company’s executive compensation program is structured to provide compensation opportunities that appropriately: (1) reflect the competitive marketplace in which the Company operates, (2) balance executive focus on short and long-term objectives, and (3) align management and shareholder interests. The program has been developed with the following key principles in mind:

•	A significant portion of compensation should be performance-based. Through annual and long-term incentive awards, executives are encouraged to focus attention on a combination of critical strategic, financial and individual goals. The weight placed on each of these should vary from time to time depending on the Company’s strategies and operating environment.

•	On a relative basis, long-term incentive opportunities should be emphasized more heavily than short-term incentive opportunities. The Company invests predominantly in long-lived assets and the outcomes of key decisions are often not realized for several years. Creating long-term economic value should outweigh focus on short-term results.

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned. This is accomplished through Company stock grants and a mandatory stock retention policy.

Ultimately, the executive compensation program is intended to help communicate and reinforce performance that contributes to business success and shareholder return and to reward executives appropriately when the desired results are achieved.

As shown in the following table, the mix of target total direct compensation (“TDC” or current base salary, target annual incentive and target long-term incentive) for named executive officers is consistent with the principles described above. The table illustrates how TDC is allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components, and how TDC is allocated between cash and equity components.

TDC Mix

			% of Performance
	% of TDC that is:		Based TDC
		Not	that is:		% of TDC that is:
	Performance	Performance	Annual	Long-Term	Cash Based	Equity Based
Name	Based(1)	Based(2)	(3)	(4)	(5)	(6)

Brian A. Kenney	78%	22%	28%	72%	44%	56%
James F. Earl	68%	32%	33%	67%	54%	46%
Robert C. Lyons	65%	35%	33%	67%	56%	44%
Gail L. Duddy	58%	42%	36%	64%	63%	37%
Deborah A. Golden	57%	43%	38%	62%	65%	35%

(1)	Target annual plus target long-term incentives / TDC

(2)	Base salary /TDC

(3)	Target annual incentives /Target annual plus long-term incentives

(4)	Target long-term incentives /Target annual plus long-term incentives

(5)	Base salary plus target annual incentives / TDC

(6)	Long-term incentives /TDC

(Note: The figures in the table above are based on salaries and incentive targets in effect as of January 1, 2008, and thus are not intended to match amounts shown in the Summary Compensation Table or the Grant of Plan-Based Awards Table).

Roles and Responsibilities

Based on input from the Committee’s independent consultant, the Company’s human resources staff and the Company’s external legal counsel, the Committee makes all decisions with respect to the compensation of the Chief Executive Officer. The Committee, after reviewing the recommendations of the Chief Executive Officer, makes decisions with respect to the compensation of other named executive officers. The Chief Executive Officer does not participate in, nor is he present during, any discussions of his own compensation. Such discussions occur in executive sessions of the Committee which may include the Committee’s independent consultant. The Committee reviews decisions regarding Chief Executive Officer pay with the full Board of Directors.

Use of Compensation Survey Data

The executive compensation program has been structured to provide pay opportunities believed to be comparable to the middle range of opportunities provided by similarly-sized companies (which are referred to throughout the remainder of this discussion as competitive or market pay levels). Because the Company has relatively few direct peers for which relevant compensation data is available, determining competitive pay levels with precision is not possible. Information on median pay as reported in compensation surveys published by Hewitt Associates and Towers Perrin for executives in organizations of similar revenue size is regularly reviewed but is considered to be only a reference point. In addition to survey data, pay decisions are influenced by the named executive officer’s tenure, skills and experience as well as the Company’s unique talent requirements at different points in time.

Regulatory Considerations

The Company’s incentive programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. Under the annual incentive plan, the maximum possible incentive award payable to each named executive officer has been established as 0.75% of Total Gross Income Less Total Ownership Costs as each are reported in the Company’s financial statements. At the end of the year, the Committee certifies the level of actual performance on this measure and may lower, but not raise, the annual award based upon underlying metrics communicated to each participant at the beginning of the year. Under the long-term incentive plan, the Committee determines the maximum number of performance shares that may be earned if a specified level of Total Gross Income Less Total Ownership Costs ($430 million per year for the 2007-2009 performance period) is attained. The Committee determines whether or not this goal has been met at the end of the performance period. If the goal has not been met, the entire performance share award is cancelled; if it has been met, the Committee may reduce, but not increase, the number of performance shares otherwise payable based on the achievement of long-term performance objectives communicated to participants at the beginning of the relevant performance period, generally three years.

The Company’s incentive and equity compensation programs, severance plans and change of control agreements are administered in compliance with federal tax rules affecting nonqualified deferred compensation. The tax and accounting consequences of utilizing various forms of compensation are considered when adopting new or modifying existing programs.

Compensation Elements

The elements of the Company’s compensation program for named executive officers include:

•	Base salary

•	Annual incentive awards

•	Long-term equity-based incentive awards

•	Retirement, health and welfare benefits

•	Perquisites

•	Change of control severance protection

Base Salary

Base salary helps the Company attract and retain an appropriate caliber of executive talent and provides executives with a degree of financial certainty since base salary is less subject to Company performance risk than most other pay elements. In establishing salary levels, consideration is typically given to market pay levels, the specific responsibilities and experience of the named executive officer, and his or her individual performance. Except in unusual circumstances, base salaries for named executive officers are reviewed every 18 months rather than every 12 months as for other employees, based on the belief that a longer period between reviews may result in a more accurate assessment of individual contributions at senior management levels.

Base salary levels have a ripple effect on many other elements in the compensation program because annual incentive opportunities, long-term incentive opportunities and retirement benefits are highly correlated with base pay levels. This effect is intentional and helps ensure that total compensation is lower than market levels for less tenured or underperforming employees, and higher than market for very experienced, proven performers.

In accordance with the 18 month review cycle described above, Mr. Lyons, Ms. Duddy and Ms. Golden received salary increases during 2007 of $65,000, $15,400 and $20,000, respectively. The increases reflect competitive pay levels for each position and solid individual performance by each of these officers. The size of the increase awarded to Mr. Lyons was intended to close the large gap that existed between competitive pay and Mr. Lyons’ salary prior to the increase due to his limited tenure in his current position.

For named executive officers, salaries represent between 22% (for the CEO) and 43% of TDC, consistent with the Company’s philosophy that the majority of compensation to named executive officers should be performance based.

Annual Incentive Awards

Named executive officers are eligible to receive annual incentive awards under the GATX Cash Incentive Compensation Plan (the “CICP”) based on the extent to which pre-established financial performance goals and (except for the Chief Executive Officer) individual performance goals are achieved. The CICP was approved by shareholders in 2004.

Annual incentive awards are the primary element in the total compensation program under which named executive officers and all other salaried employees are rewarded for the achievement of annual operating profitability goals. The Committee assesses actual performance results with this in mind and may exclude all or a portion of the impact of events unrelated to operating performance from the computation of results for incentive purposes, and/or modify the performance goals against which actual results are compared. The Committee may also make adjustments for other reasons including unusual or strategic events such as restructurings, acquisitions or divestitures. Thus, the results on which annual incentives are based may differ from results reported in the Company’s financial statements. Such adjustments may increase or decrease the size of incentives otherwise payable.

The basis on which financial performance is measured may vary from year to year in accordance with the Company’s objectives. Performance has typically been measured against budgeted financial performance, with budgeted performance generally representing the level for which target award opportunities are paid. Financial performance has most often been expressed in terms of net income since the annual plan is intended to provide a strong incentive for profitability and cost control. In 2007 and prior years, individual performance was also an incentive component for named executive officers other than the Chief Executive Officer, with individual performance goals established at the beginning of the year based on key functional responsibilities of each named executive officer. At the end of the year, the Chief Executive Officer recommends, for Committee approval, a rating that reflects his view of the extent to which each named executive officer achieved his or her set of individual goals during the year. The relative weighting placed on the financial and individual performance components depends on the named executive officer’s role and is automatically reduced in the event that the threshold financial performance level is not achieved.

The annual plan has been redesigned, and for years beginning in 2008, incentives to all named executive officers will be based solely on the Company’s financial performance.

Target incentive opportunities for named executive officers are expressed as a percentage of base salary and reflect typical competitive opportunities. The percentage of target incentive opportunities payable at various levels of financial performance is governed by a schedule approved by the Committee each year after reviewing recommendations made by management. The level of financial performance required for the payment of maximum incentive opportunities on the financial component is established based on our assessment of the level of performance that shareholders would likely consider superior in view of general economic conditions and the economic outlook for the Company and its industry in particular. This process is essentially reversed to establish the threshold performance level, defined as the level of financial performance below which no incentive is payable.

For 2007,

•	Target incentive opportunities ranged from 50% to 100% of base salary, and each named executive officer could earn from 0% to 200% of his or her target opportunity, depending on actual performance against goals.

•	Financial performance was measured in terms of consolidated net income.

•	Financial/individual performance component weightings were 100%/0% for Mr. Kenney, 85%/15% for Mr. Earl and 70%/30% for other named executive officers.

2007 Performance and Incentive Payments:  In 2007, consolidated net income was $163.5 million after adjustments, representing slightly more than 105% of budgeted net income. Adjustments to GAAP net income were made to exclude income related to favorable changes in tax rates outside the United States and administrative savings realized as a result of a cancelled internal project. Based on the adjusted net income results, incentive payouts on the consolidated net income component were 126% of target incentive awards. Ratings for individual performance for named executive officers ranged from 105% to 115%. After applying the relevant weights to each incentive component, 2007 payments for named executive officers ranged from 120% to 126% of target award opportunities. These awards were made in accordance with the provisions of the plan as established at the beginning of the year and reflect another year of very strong operating performance.

For additional information regarding 2007 annual incentive payments to the named executive officers, including the specific numerical levels of performance required for target, maximum and threshold incentive payouts and a summary of individual performance goals, please see the Narrative Discussion Related to the Summary Compensation Table and Grants of Plan-Based Awards Table.

Long-Term Equity-Based Incentive Awards

Long-term equity-based incentive opportunities are provided each year to named executive officers and other employees pursuant to the GATX Corporation Equity Incentive Compensation Plan (the “EICP”), which was approved by shareholders in 2004. Long-term incentive compensation helps the Company attract and retain qualified executives, reward the achievement of the Company’s long-term objectives, encourage ownership of the Company’s stock, and promote a close identity of interests between the Company’s management and its shareholders. Target long-term incentive (“LTI”) opportunities are established for named executive officers in accordance with typical competitive opportunities and are expressed as a percentage of the midpoint of the officer’s base salary range.

A variety of different award types may be granted under the long-term plan, including stock options, stock appreciation rights (“SARs”), performance shares or units and restricted stock. Restricted stock that has only time-based vesting requirements is granted to named executive officers on a limited basis only. Most long-term incentive awards to named executive officers are performance-based. In 2007, Mr. Lyons and Ms. Golden each received 4,260 shares of restricted stock to recognize their contribution to the successful divestiture of the Company’s Air business segment. The awards were made on March 8, 2007, and vest on the third anniversary of the grant date.

The grant date for regular long-term incentive awards is the day on which the second Committee meeting in each calendar year occurs. Off-cycle grants (if any) to newly hired or promoted employees will be made on the last trading date of the month following the hire or promotion date and Committee approval of the award.

Since 2006, the value of the primary total long-term incentive award to each named executive officer has been split approximately equally between stock-settled SARs and performance shares. This combination of grant types was chosen because it focuses and balances attention on total shareholder return and on specific financial goals, both of which are essential to the Company’s long-term success.

•	SARs — SARs are granted to align the interests of the Company’s named executive officers and other employees with its shareholders. SARs are granted at a price equal to the average of the high and low prices of the Company’s common stock on the date of grant as approved by the Committee. Because total shareholder return is comprised of stock price appreciation and dividends, dividend equivalents are attached to SAR grants. While paying dividend equivalents is not a common practice competitively, rewarding both components of shareholder return better aligns management and shareholder interests. Dividend equivalents accrue until vesting and are paid in cash thereafter until the SAR is exercised or expires. Because the value of dividend equivalents is fully factored into the determination of grant size, recipients receive no additional compensation; awards are correspondingly smaller than they would be if dividend equivalents were not attached because the value of each share is higher.

SAR grants to named executive officers are made at the same time as they are made to other employees. The Company has no program, plan or practice to time SAR grants to named executive officers or any other employee in coordination with the release of material non-public information.

Beginning with the SAR grant made in 2007, SARs vest ratably over a three-year period.

•	Performance Shares — The purpose of performance shares is to focus attention on and to reward the achievement of the Company’s long-term financial and strategic objectives. Performance share awards operate similarly to annual incentive awards in many respects. The primary differences are the length of the performance period, the link to the Company’s stock price, and the form of payment. In the case of performance shares, the Committee establishes the goals for which the performance shares may be earned at the beginning of a multi-year rather than annual performance period. The length of the performance period is typically three years. A percentage ranging from 0% to 200% of the performance shares initially awarded is earned based on the extent to which the multi-year goals are achieved. The value of each earned performance share equals the price of one share of the Company’s common stock at the end of the performance period, with payment for earned performance shares made in the form of Company common stock rather than cash.

The Committee may make adjustments to the goals or to the computation of actual performance against those goals. Fewer adjustments are expected to be made with respect to factors affecting long-term incentives than annual incentives, but adjustments are occasionally necessary to reflect circumstances or events impossible to anticipate at the time the goals are set such as acquisitions or divestitures or changes in accounting or tax regulations; such adjustments may serve to increase or decrease the number of performance shares that would otherwise be earned. Accumulated dividend equivalents are paid on the number of performance shares earned at the end of the performance period.

2007 LTI Grants:  As noted above, 2007 LTI grants consisted of SARs and performance shares. Grants to all named executive officers were within the middle range of market practices for their respective positions. The percentage of the initial performance share grant that will be earned by each named executive officer is based on performance from 2007 to 2009. Performance goals for this period were established on two equally weighted measures: consolidated average return on equity and consolidated cumulative investment volume. These measures reflect the Company’s objectives for sustained profitability and growth. Because the Company invests in long-lived assets, the quality of investment decisions is an important component in the Company’s long-term success. All investments are made pursuant to the Company’s investment policy. The numerical goals established on both performance measures, the definition of the measures, and the percentage of the initial grant of performance shares that is payable at the threshold, target and maximum levels of actual performance are shown in the Equity-Based Long-Term Incentives section of the Narrative Discussion Related to the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Pre-2007 LTI Grants:  LTI grants made prior to 2007 have been described in detail in previous proxy statements. On December 31, 2007, the earned portion of performance shares granted in 2005 vested; the number of performance shares that vested and their value on December 31, 2007 are shown in columns (d) and (e) respectively of the Option Exercises and Stock Vested Table. The earned portion of performance shares granted in 2006 will be determined at the end of calendar year 2008 based on performance during 2006 to 2008 in accordance with the payout schedule established for the performance period.

Stock Retention Requirements

To underscore the importance of stock ownership, the Company has established stock retention requirements for named executive officers and other members of senior management. The requirements specify that 50% of the after-tax profit realized from Company equity awards be retained in shares of Company stock until the employee owns stock equal in value to a multiple of salary based on his or her position. The multiple is 5.0 times salary for the CEO and 2.5 times salary for other named executive officers.

As of February 1, 2008, Mr. Earl owns stock in excess of the multiple for his position. Other named executive officers own stock equivalent to the following percentages of the multiples for their positions: Mr. Kenney — 74%; Mr. Lyons — 53%; Ms. Duddy — 65%; and Ms. Golden — 20%.

Retirement, Health and Welfare Benefits

The Company sponsors a standard array of retirement, health and welfare benefits. Retirement programs include both a 401(k) and defined benefit pension program as well as a supplemental plan intended solely to restore pension benefits limited by law to the level specified by formula in the qualified pension plan applicable to all salaried employees. The pension and 401(k) programs are intended to supplement employees’ personal retirement savings and social security benefits. Health and welfare benefits include medical, dental, vision, life and disability insurance. These programs provide protection against catastrophic loss and encourage health maintenance.

Named executive officers participate in the same programs and on the same basis as other salaried employees. No retirement, savings, medical, disability or other insurance program or arrangement exists which provides benefits to named executive officers in excess of those provided generally, with the amount of benefits under certain of those programs corresponding to the employee’s years of service and compensation level.

Perquisites

Consistent with the Company’s desire to minimize status-oriented compensation elements, the only perquisites provided to named executive officers are automobile and financial counseling allowances.

Change of Control Severance Protection

Each named executive officer has entered into an Agreement of Employment Following a Change of Control which provides certain benefits should employment be terminated following a change of control (“COC”). This protection is provided for competitive reasons and to ensure the stability, continuity and impartiality of our executives in a COC situation. The level of protection provided is intended to be comparable to that provided by similarly-sized organizations.

The Agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and the executive’s employment is terminated or constructively terminated as a result. Key terms under the Agreements applicable in 2007 are summarized in the Narrative Discussion Regarding Potential Payments Upon Termination or COC. Treatment of all long-term incentive awards in the event of a COC is governed not by the Agreements but rather by the 2004 GATX Equity Incentive Compensation Plan which is applicable to all employees who receive long-term incentive awards.

Summary Compensation Table

								Change in
								Pension Value
								and
							Non-Equity	Non-Qualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)		($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)

Brian A. Kenney	2007	750,000	0		914,289	500,948	944,250	176,196	27,540	3,313,223
Chairman of the Board, President and Chief Executive Officer	2006	625,000	0		431,206	360,895	668,313	147,639	27,000	2,260,053

Robert C. Lyons	2007	310,833	0		257,530	104,423	204,519	43,457	22,350	943,112
Senior Vice President and Chief Financial Officer	2006	291,667	0		106,118	119,558	207,840	41,125	22,200	788,508

James F. Earl	2007	475,000	0		262,821	132,269	383,668	95,230	22,350	1,371,338
Executive Vice President and Chief Operating Officer	2006	371,212	0		191,197	120,735	232,262	124,654	22,315	1,062,375

Gail L. Duddy	2007	302,567	0		185,866	103,606	183,251	65,221	24,685	865,196
Senior Vice President, Human Resources	2006	292,300	0		132,517	102,549	182,778	92,273	22,985	825,402

Deborah A. Golden	2007	323,333	0		151,807	52,307	193,403	42,603	22,350	785,803
Senior Vice President, General Counsel and Secretary	2006	303,542	100,000	(5)	28,577	34,279	192,091	23,917	15,275	697,681

(1)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share Based Payment for awards made pursuant to the 2004 GATX Equity Incentive Compensation Plan and include amounts from awards granted during and prior to the years shown. Assumptions used to calculate these amounts are included in the Notes to the Company’s audited financial statements included in the Company’s Annual Reports on Form 10-K for fiscal years ended December 31, 2007 and December 31, 2006.

(2)	The amounts shown reflect the annual incentive awards earned by the named individuals for performance during 2007 and 2006 under the Cash Incentive Compensation Plan.

(3)	The change in pension value reflects the increase in the present value of the accumulated pension benefit during the years shown. The present value of the accumulated pension benefit as of December 31, 2007, and the assumptions used in the calculation of that value are shown in the Pension Benefits Table. The December 31, 2006, present value was determined using the same assumptions except that the FAS 87 interest rate used for discounting was 5.90%.

(4)	In 2007, the amounts shown reflect (i) matching contributions made to the Company’s Salaried Employees Retirement Savings Plan for each named executive officer ($6,750); (ii) car allowances for each named executive officer; (iii) a tax reimbursement for a company-subsidized health club membership for Mr. Kenney ($390); and (iv) financial counseling services for Ms. Duddy. For all periods presented, this column excludes dividends on performance shares and restricted stock held by the named executive officers because such dividends are included in the grant date fair value amounts for stock awards as reported in columns (l) and (m) of the Grants of Plan-Based Awards Table.

(5)	Represents a sign-on bonus paid pursuant to Ms. Golden’s employment offer.

Grants of Plan-Based Awards

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Possible Payouts						Number of	Number of	or Base	Fair Value
		Under Non-Equity Incentive			Estimated Future Payouts			Shares of	Securities	Price of	of Stock
		Plan Awards(1)			Under Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	& Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Brian A. Kenney	1/1/2007	375,000	750,000	1,500,000
	3/8/2007								50,300	46.75	868,933
	3/8/2007				5,646	22,580	45,160				1,052,228
Robert C. Lyons	1/1/2007	85,480	170,960	341,920
	3/8/2007								8,300	46.75	143,383
	3/8/2007							4,260			198,516
	3/8/2007				932	3,730	7,460				173,818
James F. Earl	1/1/2007	154,375	308,750	617,500
	3/8/2007								11,900	46.75	205,573
	3/8/2007				1,332	5,330	10,660				248,378
Gail L. Duddy	1/1/2007	75,642	151,284	302,568
	3/8/2007								6,600	46.75	114,015
	3/8/2007				742	2,970	5,940				138,402
Deborah A. Golden	1/1/2007	80,834	161,668	323,336
	3/8/2007								5,900	46.75	101,923
	3/8/2007							4,260			198,516
	3/8/2007				668	2,670	5,340				124,422

(1)	The amounts shown reflect target, threshold and maximum annual incentive payouts for 2007 under the Cash Incentive Compensation Plan based on the achievement of net income goals and, except for Mr. Kenney, individual performance objectives. Threshold amounts represent 50% of target based on financial goal thresholds; there is no concept of threshold on individual performance objectives.

(2)	The amounts shown reflect the number of performance shares granted in 2007 under the 2004 GATX Equity Incentive Compensation Plan. The percentage of the performance share grant that will be earned is based on the achievement of GATX consolidated average return on equity and three-year cumulative investment volume goals.

(3)	The amounts shown reflect the number of shares of restricted stock granted in 2007 under the 2004 GATX Equity Incentive Compensation Plan.

(4)	The amounts shown reflect the number of SARs granted in 2007 under the 2004 GATX Equity Incentive Compensation Plan.

Narrative Discussion Related to the Summary Compensation Table &
Grants of Plan-Based Awards Table

Annual Incentive Awards

In 2007, named executive officers were eligible for annual incentive awards based on financial performance goals measured in terms of GATX consolidated net income and, except for the Chief Executive Officer, individual performance goals. Incentive components were weighted as follows:

	% of Target Award Opportunity Based on:
	GATX Consolidated	Individual
Name	Net Income	Performance

Brian A. Kenney	100%	—
James F. Earl	85%	15%
Robert C. Lyons	70%	30%
Gail L. Duddy	70%	30%
Deborah A. Golden	70%	30%

For the GATX consolidated net income component, target incentive awards were payable at $155.4 million, or 100% of budgeted net income. Threshold and maximum incentive awards (50% and 200% of target awards, respectively) were payable at 75% and 120% or more of budgeted net income.

The percentage of each named executive officer’s target incentive award payable on the individual performance component ranged from 0% to 200% during 2007 based on a rating by the Chief Executive Officer of the extent to which a set of objectives relating to the officer’s primary area of responsibility was achieved. The weight placed on the individual performance component was subject to a 30% reduction if the threshold on the financial component was not achieved.

Key individual goals included the following:

• For Mr. Earl:  Achieve targeted investment volume meeting targeted returns in a disciplined manner; ensure access to railcar supply through 2010 at an attractive and advantaged cost;

• For Mr. Lyons:  Complete GATX/GFC merger at minimal disruption and expense; restructure staff organization in wake of Air sale;

• For Ms. Duddy:  Redesign the annual incentive and performance management programs for salaried employees; ensure compliance with new regulatory requirements related to executive compensation disclosure and Internal Revenue Code Section 409A; and

• For Ms. Golden:  Streamline the Company’s corporate structure to achieve operational efficiencies; provide legal services in an efficient and effective manner through expansion of internal staff and implementation of an external counsel strategy.

The ratings assigned by the Chief Executive Officer for performance against the individual goals for 2007 were 115% for Mr. Earl, 110% for Ms. Duddy, and 105% for Mr. Lyons and Ms. Golden. Based on these individual performance ratings, on the actual net income as described in the Compensation Discussion and Analysis and on the component weightings shown above, incentive payouts for performance in 2007 were made under the CICP in early 2008 and are shown in column (g) of the Summary Compensation Table. As a percentage of target incentive awards (shown in column (d) of the Grants of Plan-Based Awards Table), actual incentive payouts for named executive officers were: Mr. Kenney (125.9%), Mr. Earl (124.3%), Mr. Lyons (119.6%), Ms. Duddy (121.1%) and Ms. Golden (119.6%).

Equity-Based Long-Term Incentives

In 2007, equity-based long-term incentive awards consisted of stock-settled stock appreciation rights (SARs) and performance shares.

SARs have a seven year term and vest in three equal annual installments beginning on the first anniversary of the grant date. The grant price is based on the average of the high and low prices of GATX common stock on the date of grant. Dividend equivalents accrue on SAR grants and are paid upon vesting and each quarter thereafter until the SARs are exercised or expire.

The number of SARs awarded in 2007 and their grant date fair value are shown in columns (j) and (m), respectively, in the Grants of Plan-Based Awards Table. The portion of the 2007 SAR grant expensed during 2007 is shown in column (f) of the Summary Compensation Table; that column also includes portions of SAR or option grants made in previous years but expensed during 2007.

Performance shares are earned based on the extent to which pre-established goals on two independent and equally weighted performance measures are achieved over a three-year performance period ending on December 31, 2009. The measures are Average Return on Equity (defined as the sum of net income divided by average equity excluding changes in accumulated other comprehensive income from equity for each year in the performance period divided by three) and Cumulative Investment Volume (defined as the sum of consolidated cumulative GAAP basis portfolio investments and capital additions as externally reported for each year in the performance period). The number of performance shares earned at the end of the performance period ranges from 0% to 200% of the initial target grant. Target performance levels (at which 100% of the initial grant is earned) were set at Average Return on Equity of 15% and Cumulative Investment Volume of $2.1 billion. Threshold performance levels (below which no portion of the initial grant is earned), were set at Average Return on Equity of 12% and Cumulative Investment Volume of $1.65 billion. At the threshold, 25% of the initial grant is earned. Maximum performance levels (at or above which 200% of the initial grant is earned) were set at Average Return on Equity of 17.5% and Cumulative Investment Volume of $2.7 billion. Dividend equivalents accrue throughout the performance period and are paid on the number of performance shares earned at the end of the performance period.

The number of performance shares granted in 2007 that may be earned at target, threshold and maximum levels is shown in columns (g), (f) and (h), respectively of the Grants of Plan-Based Awards Table. The value of the portion of the 2007 performance grant expensed during 2007 is shown in column (e) of the Summary Compensation Table; that column also includes the value of portions of performance share grants made in previous years but expensed during 2007.

As noted in the Compensation Discussion and Analysis, Mr. Lyons and Ms. Golden received restricted stock awards of 4,260 shares each on March 8, 2007.

Outstanding Equity Awards at Fiscal Year-End

												Equity
										Equity		Incentive
										Incentive		Plan
										Plan		Awards:
										Awards:		Market
				Equity						Number		Or Payout
				Incentive						Of		Value Of
				Plan			Number			Unearned		Unearned
				Awards:			Of		Market	Shares,		Shares,
				Number			Shares		Value Of	Units		Units Or
	Number Of	Number Of		Of			Or Units		Shares	Or Other		Other
	Securities	Securities		Securities			Of Stock		Or Units	Rights		Rights
	Underlying	Underlying		Underlying			That		Of Stock	That		That
	Unexercised	Unexercised		Unexercised	Option		Have		That	Have		Have
	Options	Options		Unearned	Exercise	Option	Not		Have Not	Not		Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)(7)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(J)

Brian A. Kenney	0	50,300	(1)		46.7500	3/8/2014
	15,550	15,550	(2)		38.6250	3/10/2013				22,580	(4)	828,234
	22,950	7,650	(3)		32.6450	3/25/2012				15,030	(5)	551,300
	16,400				24.3650	8/6/2011
	20,000				24.1700	7/26/2012
	20,000				31.7350	4/26/2012
	25,000				39.1450	7/27/2011
	1,590				45.0625	1/26/2011
	21,000				30.4688	3/10/2010
	2,278				28.6875	1/28/2010
	8,000				39.4688	7/23/2009
	6,000				39.7188	7/24/2008
Robert C. Lyons	0	8,300	(1)		46.7500	3/8/2014	4,260	(6)	156,257	3,730	(4)	136,816
	3,900	3,900	(2)		38.6250	3/10/2013				3,760	(5)	137,917
	5,775	1,925	(3)		32.6450	3/25/2012
	3,700				24.3650	8/6/2011
	4,000				24.1700	7/26/2012
	4,000				31.7350	4/26/2012
	3,500				39.1450	7/27/2011
	3,500				30.4688	3/10/2010
	750				39.4688	7/23/2009
	750				39.7188	7/24/2008
James F. Earl	0	11,900	(1)		46.7500	3/8/2014				5,330	(4)	195,504
	3,900	3,900	(2)		38.6250	3/10/2013				3,760	(5)	137,917
	6,075	2,025	(3)		32.6450	3/25/2012
	10,300				24.3650	8/6/2011
	17,500				21.8500	8/1/2013
	6,250				24.1700	7/26/2012
	6,250				31.7350	4/26/2012
	8,300				39.1450	7/27/2011
	2,500				45.0625	1/26/2011
	3,000				39.4688	7/23/2009
	3,500				39.7188	7/24/2008
Gail L. Duddy	0	6,600	(1)		46.7500	3/8/2014				2,970	(4)	108,940
	3,550	3,550	(2)		38.6250	3/10/2013				3,440	(5)	126,179
	6,075	2,025	(3)		32.6450	3/25/2012
	10,300				24.3650	8/6/2011
	8,750				24.1700	7/26/2012
	3,281				45.0625	1/26/2011
Deborah A. Golden	0	5,900	(1)		46.7500	3/8/2014	4,260,(6)		156,257	2,670	(4)	97,936
	2,600	2,600	(2)		38.6250	3/10/2013				2,510	(5)	92,067

(1)	Stock appreciation rights will vest in three equal annual installments on 3/10/2007, 3/10/2008 and 3/10/2009.

(2)	50% of the unexercisable stock appreciation rights will vest on 3/10/2008 and the remainder will vest on 3/10/2009.

(3)	100% of the unexercisable options will vest on 3/25/2008.

(4)	The amounts shown reflect the number of performance shares granted in 2007. A portion of this number (ranging from 0 to 200%) will be earned subject to the achievement of specified performance objectives.

(5)	The amounts shown reflect the number of performance shares granted in 2006. A portion of this number (ranging from 0 to 200%) will be earned subject to the achievement of specified performance objectives.

(6)	The amount shown reflects the restricted stock grant made in 2007, which will vest in full on 3/8/2010.

(7)	Market value of restricted stock and performance shares is based on a 12/31/2007 closing price of $36.68.

Option Exercises and Stock Vested

			Stock Awards(2)
	Option Awards		Number
	Number		Of
	Of	Value	Shares	Value
	Shares	Realized	Acquired	Realized
	Acquired On	On	On	On
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)

Brian A. Kenney	6,000	99,187	17,644	648,682
Robert C. Lyons	1,000	13,330	4,411	162,170
James F. Earl	0	0	7,795	288,133
Gail L. Duddy	37,750	640,337	4,675	171,876
Deborah A. Golden	0	0	0	0

(1)	The amounts in this column are calculated by multiplying the number of underlying stock options exercised by the difference between the fair market value of the common stock on the date of exercise and the option price.

(2)	Reflects the number and value of performance shares granted in 2005 that vested on 12/31/2007. For Mr. Earl, also includes the number and value of restricted shares granted in 2004 that vested on 11/12/2007.

Pension Benefits

		Number of	Present
		years	value of	Payments
		credited	accumulated	during last
Name	Plan Name	service (#)	benefit($)	fiscal year($)
(a)	(b)	(c)	(d) (1) (2)	(e)

Brian A. Kenney	GATX Non-Contributory Pension Plan for Salaried Employees	12.2	131,451	0
	GATX Supplemental Retirement Plan	12.2	513,982	0

Robert C. Lyons	GATX Non-Contributory Pension
	Plan for Salaried Employees	11.3	92,348	0
	GATX Supplemental Retirement Plan	11.3	84,526	0

James F. Earl	GATX Non-Contributory Pension
	Plan for Salaried Employees	19.9	256,306	0
	GATX Supplemental Retirement Plan	19.9	574,866	0

Gail L. Duddy	GATX Non-Contributory Pension
	Plan for Salaried Employees	15.3	266,143	0
	GATX Supplemental Retirement Plan	15.3	322,481	0

Deborah A. Golden	GATX Non-Contributory Pension
	Plan for Salaried Employees	2.0	29,830	0
	GATX Supplemental Retirement Plan	2.0	36,690	0

(1)	Includes amounts which the named individuals may not currently be entitled to receive because such amounts are not vested.

(2)	Named executive officers may also qualify for reduced early retirement benefits as described in the narrative below.

The present value of accumulated benefits is based on: the amount payable at normal retirement age (age 65) on December 31, 2007, using Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions (“FAS 87”) disclosure assumptions (6.40% interest rate, RP-2000 Combined Healthy Mortality Table) discounted to December 31, 2007 using the FAS 87 interest rate of 6.40%.

Narrative Discussion Related to Pension Benefits Table

Named executive officers participate in the Company’s Non-Contributory Pension Plan for Salaried Employees (the “Pension Plan”) covering salaried employees of the Company and its domestic subsidiaries. Vesting requires five years of service. Subject to certain limitations imposed by law, pensions are based on years of service and average monthly compensation during: (i) the five consecutive calendar years of highest compensation during the last 15 calendar years preceding retirement or the date on which employment terminates or (ii) the 60 consecutive calendar months preceding retirement or the date on which employment terminates, whichever is greater. Benefits under the Pension Plan are not subject to any deduction for Social Security or other offset amounts.

Annual benefits in excess of certain limits imposed by the Employee Retirement Income Security Act of 1974 or the Internal Revenue Code on payments from the Pension Plan will be paid by the Company under its Supplemental Retirement Plan. The Supplemental Retirement Plan is designed to restore those benefits that would otherwise be limited by statutory regulations. Payments are made as a single lump sum amount representing the actuarially equivalent present value of the benefit payable at age 65. Payments made pursuant to the Supplemental Retirement Plan are funded from the general assets of the Company.

A summary of the key provisions of the Pension Plan is provided below:

•	Participation: Participation begins on January 1 or July 1 coincident with or next following completion of one year of service and attainment of age 21.

•	Normal Retirement Benefits: Normal retirement is at age 65 with 5 years of credited service. The Basic Formula is a Base Benefit equal to 1% of Average Monthly Compensation multiplied by years of Benefit Service plus an Excess Benefit equal to 0.65% of Average Monthly Compensation in excess of monthly Social Security Covered Compensation multiplied by years of Benefit Service (to a maximum of 35 years).

•	Early Retirement Benefits: Pension benefits can commence at any age in the form of an annuity with the accrued benefit actuarially reduced for commencement before age 65, or as a single lump sum payment representing the actuarially equivalent present value of the age 65 benefit. Pension benefits accrued prior to July 1, 2007, and payable in annuity form to employees who (a) are at least age 55 with 15 or more years of service, or (b) have at least 30 years of service and whose age plus service total 90 or more, are subject to a partial rather than full actuarial reduction for early commencement.

Compensation is defined as regular earnings during the calendar year, including overtime payments and covered bonuses, but excluding deferred and contingent compensation. For named executive officers, compensation includes salary and annual incentive awards paid under the CICP. Social Security Covered Compensation is the 35-year average of Social Security taxable wage bases in effect up to and including the year in which an individual attains Social Security Normal Retirement Age calculated in accordance with Revenue Ruling 89-70.

For unmarried participants, the normal form of payment is a life annuity. For married participants, the normal form of payment is a 50% joint and survivor annuity. Optional forms of payment include a single lump sum of the accrued pension’s actuarially equivalent present value, or a joint and survivor co-pensioner annuity. All forms of payment have the same actuarially equivalent value as the life annuity.

The present value of accumulated pension benefits for each named executive officer (including Ms. Golden who met the eligibility requirement of one year service in early 2007), is shown in column (d) of the Pension Benefits Table.

Narrative Discussion Regarding Potential Payments Upon Termination or Change of Control

Except for the Agreements of Employment Following a Change of Control (“COC Agreements”) described in the Compensation Discussion and Analysis, the Company has not entered into employment agreements with any of the named executive officers. They participate in the same plans and are subject to the same treatment as all other salaried employees in the event of termination due to voluntary resignation, discharge for cause, involuntary separation, death and disability, and retirement. This discussion therefore focuses solely on termination in the event of a change of control of the Company. The key provisions of the COC Agreements are described below, followed by a table that shows the amounts that the Company would pay or the benefits it would provide to each named executive officer in a change of control situation.

Key Provisions of COC Agreements:  Each named executive officer has entered into a COC Agreement that provides certain benefits should employment be terminated or constructively terminated following a change of control (“COC”). Key terms under the agreements applicable in 2007 include the following:

Executive Benefit	Description

Agreement Term and Amendment	• Agreement effective for three year rolling term and renews automatically each year unless Company provides 60 day notice
• Employment period is three years
• Unless a COC occurs, the Agreement has no effect and employment is at will.
Payment Triggers	• Involuntary termination without “cause” or voluntary termination for “good reason” within three years following a COC
• Failure of a successor to assume the Agreement
• Termination prior to but in contemplation of a COC
• Payments are not triggered in the event of death, disability, cause or voluntary termination for other than good reason
Severance Benefits	• Three times base salary and target annual bonus (paid in lump sum)
• Three years of additional age and service credit for retirement purposes
• Three years of additional coverage in health and welfare plans (such coverage becomes secondary if re-employed); thereafter, coverage continues at executive’s cost until eligible for Medicare
• Outplacement at a maximum cost of 10% of salary

• Pro rata portion of annual bonus at least equal to the highest bonus earned in two years preceding the COC for the actual period served during the year of the COC prior to termination and payment of previously deferred compensation plus interest (“Accrued Obligations”)

Excise Tax Gross Up
• Provided unless value of severance benefits is within 110% of the level that would not trigger excise taxes; if so, the amount of severance benefits otherwise payable is reduced so that excise taxes are not imposed

Enforcement and Legal Fees	• Payable by Company unless Court determines that such payment was unjust

Executive Benefit	Description

Definition of Key Terms	• COC:
• the acquisition of 20% or more of our outstanding shares or voting securities
• a turnover in a majority of our board members

• consummation of a reorganization, merger, consolidation, sale or disposition of substantially all assets unless shareholders immediately prior to the merger beneficially own more than 65% of outstanding shares or voting power of the resulting entity

• consummation of a reorganization, merger, consolidation, sale or disposition of substantially all assets of any subsidiary or 10-K business segment that is the primary employer of the executive
• shareholder approval of our liquidation or dissolution
• Cause: the willful illegal conduct, gross misconduct or continued failure of the executive to perform his or her duties after receipt of written notice and explanation of performance shortfalls
• Good Reason:
• assignment of duties inconsistent with the executive’s position
• a diminution of the executive’s authority or duties
• a reduction in pay or benefits
• a requirement to relocate more than 35 miles or travel excessively

Amounts Payable Under the COC Agreements:  The table below reflects certain assumptions made in accordance with the SEC’s rules, namely that (a) the COC and termination of employment occurred on December 31, 2007, and (b) the value of a share of the Company’s common stock on that day was $36.68. It includes the lump sum payments associated with the benefits described above, as well as the value of all equity awards for which vesting is accelerated as provided under the 2004 GATX Equity Incentive Compensation Plan. The table excludes the following payments and benefits that are not enhanced by the termination of employment following a COC:

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	stock options or SARs that have vested and are exercisable as shown in Column (b) of the Outstanding Equity Awards at Fiscal Year-End Table;

•	performance shares that have vested as shown in Column (e) of the Option Exercises and Stock Vested Table; and

•	the present value of pension benefits calculated in accordance with the assumptions applicable to all participants in the Pension Plan.

		Bonus			Accelerated Vesting of
		(Accrued	SRP		Equity Awards(3)
		Obligations)	Payment	Gross-up		Restricted	Performance		Total
Name	Severance($)	($)(1)	($)(2)	Payment($)	Options ($)	Stock ($)	Shares ($)	Outplacement($)	Value($)

Brian A. Kenney	4,500,000	944,250	1,051,506	2,954,437	30,868	0	1,379,534	75,000	10,935,595
Robert C. Lyons	1,697,250	207,840	263,627	1,005,539	7,767	156,257	274,733	36,500	3,649,513
James F. Earl	2,351,250	383,668	590,993	1,536,854	8,171	0	333,421	47,500	5,251,857
Gail L. Duddy	1,384,650	183,251	281,835	686,740	8,171	0	235,119	30,770	2,810,536
Deborah A. Golden	1,485,000	193,403	149,172	765,478	0	156,257	190,003	33,000	2,972,313

(1)	Represents the highest bonus earned for 2006 or 2007. For Mr. Kenney, Mr. Earl, Ms. Duddy and Ms. Golden, the figure shown reflects the bonus earned for 2007; for Mr. Lyons, the figure shown reflects the bonus earned for 2006.

(2)	Represents the present value of the incremental portion of non-qualified pension benefits calculated using the discount rate specified in the COC Agreements versus the pension plan, and the present value of pension benefits attributable to three additional years of age and service credit.

(3)	Under the 2004 GATX Equity Incentive Compensation Plan, a change of control results in the accelerated vesting of all unvested stock option, SAR, restricted stock and performance share grants; performance against goals is assumed to be at target with respect to performance shares.

DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1))	($)(2)(3)	($)(4)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Rod F. Dammeyer(5)	21,872	21,119	0	0	0	0	42,991
James M. Denny	62,500	65,000	0	0	0	0	127,500
Richard Fairbanks	64,000	65,000	0	0	0	0	129,000
Deborah M. Fretz	75,500	65,000	0	0	0	0	140,500
Marla C. Gottschalk(5)	62,000	65,000	0	0	0	0	127,000
Ernst A. Häberli(5)	37,128	43,881	0	0	0	0	81,009
Mark G. McGrath	60,500	65,000	0	0	0	0	125,500
Michael E. Murphy	67,500	65,000	0	0	0	0	132,500
David S. Sutherland(5)	23,972	27,805	0	0	0	0	51,777
Casey J. Sylla	63,500	65,000	0	0	0	0	128,500

(1)	Under the Directors’ Deferred Fee Plan, the following directors deferred a portion of their meeting fees and/or cash retainer into phantom stock units during 2007: Mr. Denny ($11,250), Mr. Fairbanks ($64,000), Ms. Gottschalk ($62,000), Mr. McGrath ($60,500), Mr. Sutherland ($23,583) and Mr. Sylla ($63,500).

(2)	Messrs. Denny, Fairbanks, McGrath, Murphy, Sylla, Ms. Fretz and Ms. Gottschalk received stock grants with grant date fair values of $16,250 each on January 31, April 30, July 31 and October 31. Mr. Dammeyer received stock grants with grant date fair values of $16,250 on January 31 and $15,702 on April 30. Mr. Häberli received stock grants with grant date fair values of $548 on April 30 and $16,250 on both July 31 and October 31. Mr. Sutherland received stock grants with grant date fair values of $722 on July 31 and $16,250 on October 31. These awards were fully vested upon grant, and the amounts shown represent the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R).

(3)	The aggregate number of GATX phantom stock units held on December 31, 2007, was: Mr. Dammeyer (none), Mr. Denny (22,160), Mr. Fairbanks (28,499), Ms. Fretz (17,577), Ms. Gottschalk (3,535),

Mr. Häberli (772), Mr. McGrath (7,765), Mr. Murphy (20,640), Mr. Sutherland (752) and Mr. Sylla (8,215).

(4)	The aggregate number of stock options held on December 31, 2007, was: Mr. Denny (5,000), Mr. Fairbanks (5,000), Ms. Fretz (5,000) and Mr. Murphy (5,000). Stock options were last granted to directors in 2002.

(5)	Mr. Dammeyer served as a director until he retired at the expiration of his term at the 2007 Annual Meeting of Shareholders. Ms. Gottschalk resigned from the Board effective January 31, 2008. Mr. Häberli was elected to the Board at the 2007 Annual Meeting of Shareholders. Mr. Sutherland was appointed to the Board effective July 27, 2007.

Narrative Discussion Related to Director Compensation Table

During 2007, the Company’s director compensation program consisted of the following elements and amounts shown in the table below.

2007 Director Compensation

January 1 —
Compensation Element	December 31 ($)

Retainer (Annualized Amounts)
- Cash	35,000
- Phantom Stock	65,000
- Lead Director	30,000
- Audit Committee Chair	10,000
- Compensation and Governance Committee Chairs	5,000
Per Meeting Fees
- Board	1,500
- Audit Committee Chair	1,500
- Compensation and Governance Committee Chairs	1,500
- Committee Members (all committees)	1,500

Compensation reported in the Director Compensation Table reflects retainers and fees earned in 2007 based on actual meeting attendance. Each director’s phantom stock account is credited with additional units representing dividends declared on the Company’s common stock based on the date such dividend is paid. At the expiration of each director’s service on the Board, settlement of phantom stock units is made as soon as reasonably practical in shares of common stock equal in number to the number of units of phantom stock then credited to his or her account. Any fractional units are paid in cash.

The Company offers a Deferred Fee Plan in which non-employee directors may defer receipt of the cash portion of their annual retainer, meeting fees or both in the form of either cash or phantom stock units. If the deferral is in cash, the deferred amount accrues interest at a rate equal to the 20-year U.S. government bond rate. If the deferral is in units of phantom stock, the units are credited to an account for each participating director along with dividends and are settled, following expiration of the director’s service on the Board, in accordance with his or her election/distribution form on file. Six directors participated in the Deferred Fee Plan in 2007.

Effective January 1, 2008, the cash retainer was increased to $50,000, and the phantom stock retainer was increased to $75,000. All other elements remained the same.

In 2007, the stock ownership target for non-employee directors are was increased to $250,000 (from $200,000). New directors have five years following election to the Board to achieve this ownership target.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

James M. Denny (Chair)
Richard Fairbanks
Mark G. McGrath

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP (“Ernst & Young”) to audit the Company’s 2008 financial statements. Ernst & Young also served in this capacity in 2007. Although SEC rules and NYSE corporate governance listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, the Company is providing shareholders with the opportunity to express their views on this issue. Although this vote cannot be binding, if the shareholders do not approve the appointment, the Audit Committee will take this into account in making future appointments.

The Board of Directors recommends a vote FOR this proposal.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young in connection with (i) the audit of the annual financial statements set forth in the Company’s (and a subsidiary’s) Annual Reports on Form 10-K, (ii) the review of the interim financial statements in the Company’s (and a subsidiary’s) Quarterly Reports on Form 10-Q, (iii) comfort letters, consents and other services related to SEC filings and (iv) related audit services provided to other subsidiaries of the Company were approximately $2,838,300 for 2006 and $2,511,400 for 2007. Audit fees also include the audit of the effectiveness of the Company’s internal control over financial reporting as required by SEC rules adopted under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

The aggregate fees for assurance and related services that were related to the performance of the audit or review of the Company’s financial statements were $185,400 for 2006 and $116,100 for 2007. The nature of the services performed for these fees included, among other things, employee benefit plan audits.

Tax Fees

The aggregate fees billed for professional services rendered for federal, state and international tax compliance, advice, and planning were $204,197 for 2006 and $118,499 for 2007.

All Other Fees

Other professional services rendered by Ernst & Young were $15,300 for 2006 and $11,500 for 2007 primarily related to access and use of Ernst & Young’s online accounting research tool.

Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm prior to the engagement of the firm for such services. The Audit Committee reviews the annual audit plan submitted by the independent registered public accounting firm and annually considers all audit services for pre-approval. Each quarter, the Company and the independent registered public accounting firm jointly provide the Audit Committee a description of the audit-related, tax and other non-audit services which have been provided in the then current fiscal quarter pursuant to the authority previously granted. An estimate of such services expected to be provided in the immediately following quarter is presented for pre-approval, together with a joint statement as to whether, in the view of the Company and the independent registered public accounting firm, the request is consistent with the SEC’s rules on auditor independence. Any proposed changes to the estimate of services reviewed as part of the annual audit plan are discussed with the Audit Committee at that time. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee of the Board of Directors are set forth in its Charter (the “Audit Committee Charter”). Such responsibilities include providing oversight of the Company’s financial accounting and reporting process through periodic meetings with the Company’s management, independent registered public accounting firm and internal auditors to review accounting, auditing, internal controls and financial reporting matters as set forth in the Audit Committee Charter. A current copy of the Audit Committee Charter is available under Corporate Governance in the Investor Relations section on the Company’s website at www.gatx.com.

The Audit Committee has the ultimate authority to select the Company’s independent registered public accounting firm, evaluate their performance, approve all audit and non-audit work and approve all fees associated therewith. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal control. In the discharge of its functions, the Audit Committee relies on the Company’s management, including senior financial management, the Company’s internal audit staff and the Company’s independent registered public accounting firm.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles; that is the responsibility of the Company’s management and its independent registered public accounting firm. In making its recommendation to the Board of Directors noted below, the Audit Committee has relied on management to prepare the financial statements with integrity and objectivity and in conformance with generally accepted accounting principles and the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Audit Committee consists of the following members of the Company’s Board of Directors:  Michael E. Murphy (Chair), Ernst A. Häberli, David S. Sutherland and Casey J. Sylla, each of whom is an “independent director” under the NYSE Listing Standards applicable to Audit Committee members. The Board of Directors has determined that each member of the Audit Committee is financially literate and has accounting and related financial management expertise. In addition, the Board of Directors has determined that Messrs. Murphy, Häberli and Sylla meet the Securities and Exchange Commission’s criteria of an audit committee financial expert.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Audit Committee has discussed with Ernst & Young, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee has received the written disclosures and letter from Ernst & Young required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and has discussed with Ernst & Young its independence.

Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in GATX’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Michael E. Murphy (Chair)
Ernst A. Häberli
David S. Sutherland
Casey J. Sylla

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the security ownership of each class of equity securities of the Company owned by each of the directors and named executive officers and by directors and executive officers as a group:

Shares Of Common Stock
Beneficially Owned As
Name Of Beneficial Owner	Of February 29, 2008 (1)(2)

James M. Denny	30,515
Gail L. Duddy	42,255
James F. Earl	99,121
Richard Fairbanks	36,635
Deborah M. Fretz	24,093
Deborah A. Golden	10,172
Ernst A. Häberli	1,250
Brian A. Kenney	245,994
Robert C. Lyons	45,841
Mark G. McGrath	8,774
Michael E. Murphy	29,079
David S. Sutherland	6,673
Casey J. Sylla	9,028
All Directors and Executive Officers as a group	753,553

(1)	Includes (i) units of phantom Common Stock credited to the accounts of individuals and payable in shares of Common Stock following retirement from the Board as follows: Mr. Denny (22,881); Mr. Fairbanks (29,635); Ms. Fretz (18,390); Mr. Häberli (1,250); Mr. McGrath (8,774); Mr. Murphy (21,247); Mr. Sutherland (1,673); Mr. Sylla (9,028) and directors as a group (112,880); (ii) shares which may be obtained by exercise of previously granted options within 60 days of February 29, 2008, by Mr. Denny (5,000); Ms. Duddy (37,956); Mr. Earl (75,516); Mr. Fairbanks (5,000); Ms. Fretz (5,000); Ms. Golden (5,866); Mr. Kenney (190,959); Mr. Lyons (36,516); Mr. Murphy (5,000) and directors and executive officers as a group (474,878); and (iii) shares of restricted Common Stock held by Mr. Lyons (4,260); Ms. Golden (4,260); and all directors and executive officers as a group (16,418).

(2)	Each person has sole investment and voting power (or shares such powers with his or her spouse), except with respect to units of phantom Common Stock, restricted Common Stock and option grants. None of the directors and named executive officers owned 1% of the Company’s outstanding shares of Common Stock. Directors and executive officers as a group beneficially owned approximately 1.48% of the Company’s outstanding shares of Common Stock. No director or executive officer owns any shares of Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2007 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following are the only persons known to the Company to beneficially own more than 5% of the Company’s Common Stock (based on Schedule 13G reports filed with the SEC for shares beneficially owned as of December 31, 2007):

		Percent of
	Shares	Common
Name And Address of Beneficial Owner	Beneficially Owned	Stock

State Farm Mutual Automobile Insurance Company(1)	5,890,600	12.29
One State Farm Plaza
Bloomington, IL 61710
GAMCO Investors, Inc.(2)	4,027,815	8.50
One Corporate Center
Rye, NY 10580
Susquehanna Investment Group(3)	2,604,293	5.20
401 City Avenue, Suite 220
Bala Cynwyd, PA 19004

(1)	State Farm Mutual Automobile Insurance Company (“State Farm”) and certain of its affiliated entities, which owned 5,890,600 shares of Common Stock with sole voting and dispositive power, may be deemed to constitute a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of Common Stock. State Farm and each of the entities disclaim that they are part of a group.

(2)	GAMCO Investors, Inc. (“GAMCO”) and certain of its affiliated entities owned 4,027,815 shares of Common Stock with sole voting and dispositive power, except that GAMCO does not have authority to vote 86,908 of the reported shares. GAMCO and certain of its affiliated entities may be deemed to constitute a “group” under the regulations of the SEC with regard to beneficial ownership of these shares of Common Stock, however, GAMCO and each of the entities disclaim that they are part of a group.

(3)	Susquehanna Investment Group (“Susquehanna”) and certain of its affiliated entities beneficially owned 2,604,293 of shares of Common Stock with sole voting and dispositive power, including 2,583,040 shares issuable upon conversion of GATX 5.0% convertible senior notes held by Susquehanna and 400 shares issuable upon exercise of options. Susquehanna and certain of its affiliated entities may be deemed to constitute a “group” under the regulations of the SEC with regard to the beneficial ownership of these shares of Common Stock, however, each of the entities disclaims beneficial ownership of shares owned directly by another reporting person.

SHAREHOLDER PROPOSALS OR NOMINATIONS FOR 2009 ANNUAL MEETING

Any shareholder proposal intended for inclusion in the Company’s proxy material in connection with the Company’s 2009 Annual Meeting must be received by the Company no later than November 14, 2008, and otherwise comply with the requirements of the SEC. Any shareholder who intends to nominate any person for election as a director or present a proposal at the Company’s 2009 Annual Meeting without inclusion in the Company’s proxy material must send to the Company a notice of such nomination or proposal so that it is received no earlier than October 15, 2008 and no later than November 14, 2008, and must otherwise comply with the requirements of the advance notice provision of the Company’s bylaws.

OTHER INFORMATION

On August 14, 2007, the Company purchased liability policies that provide protection for the Company’s directors and officers for claims for which they may not be indemnified by the Company. The policies will also provide reimbursement to the Company for any indemnification payments made by the Company on behalf of its directors and/or officers. These policies replace eight policies that expired on August 14, 2007. This coverage is provided by eight insurers for the premiums indicated as follows: American Worldwide Assurance Company ($80,750), Arch Insurance Company ($103,500); Beasley Insurance Company, Inc. ($38,500), Continental Casualty Company ($87,500); Federal Insurance Company ($290,000); National Union Fire Insurance Company of PA ($235,000); St. Paul Mercury Insurance Company ($85,000); and Zurich American Insurance Company ($191,600).

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. If any other matters do come before the meeting, the holders of the proxy will exercise their discretion in voting thereon.

By order of the Board of Directors

Senior Vice President, General Counsel and
Secretary

EXHIBIT A

GATX CORPORATION

DIRECTOR INDEPENDENCE STANDARD

A director of the Company will not be considered “independent” if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•	The director is a partner of a firm providing tax, accounting, legal or other consulting services to the Company which received payment from the Company for such services, in any of the last three fiscal years, in excess of $250,000.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

•	The director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

•	The director serves as an officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions to the organization exceeded one percent of that organization’s total annual charitable receipts during its last completed fiscal year.

In addition, the Board will review all relevant facts and circumstances as to any other relationship which may exist between the Company and any director.

A-1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL EXCEPT
	AS NOTED	WITHHELD
ITEM 1 – ELECTION OF DIRECTORS	BELOW	FOR ALL
Nominees: 01 James M. Denny, 02 Richard Fairbanks, 03 Deborah M. Fretz, 04 Ernst A. Häberli, 05 Brian A. Kenney, 06 Mark G. McGrath, 07 Michael E. Murphy, 08 David S. Sutherland and 09 Casey J. Sylla	☐	☐

WITHHELD FOR: (Write that nominee’s name in the space provided below).

	FOR	AGAINST	ABSTAIN
ITEM 2 – RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.
RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 24, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gmt		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.com.mobular.net/bnymellon/gmt

P
R
O
X
Y

GATX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2008
THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 25, 2008, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
(Continued and to be signed on other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE ▲
You can now access your GATX Corporation account online.
Access your GATX Corporation stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for GATX Corporation now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
****TRY IT OUT****
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours a day, 7 days a week
TOLL FREE NUMBER: 1-800-370-1163

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL EXCEPT
	AS NOTED	WITHHELD
ITEM 1 – ELECTION OF DIRECTORS	BELOW	FOR ALL
Nominees: 01 James M. Denny, 02 Richard Fairbanks, 03 Deborah M. Fretz, 04 Ernst A. Häberli, 05 Brian A. Kenney, 06 Mark G. McGrath, 07 Michael E. Murphy, 08 David S. Sutherland and 09 Casey J. Sylla	☐	☐

WITHHELD FOR: (Write that nominee’s name in the space provided below).

	FOR	AGAINST	ABSTAIN
ITEM 2 – RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.
RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 21, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gmt-sesp		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.com.mobular.net/bnymellon/gmt

P
R
O
X
Y

GATX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2008
THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 25, 2008, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
(Continued and to be signed on other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

FOR ALL EXCEPT
	AS NOTED	WITHHELD
ITEM 1 – ELECTION OF DIRECTORS	BELOW	FOR ALL
Nominees: 01 James M. Denny, 02 Richard Fairbanks, 03 Deborah M. Fretz, 04 Ernst A. Häberli, 05 Brian A. Kenney, 06 Mark G. McGrath, 07 Michael E. Murphy, 08 David S. Sutherland and 09 Casey J. Sylla	☐	☐

WITHHELD FOR: (Write that nominee’s name in the space provided below).

	FOR	AGAINST	ABSTAIN
ITEM 2 – RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon other matters as may properly come before the meeting.
RECEIPT IS HEREBY ACKNOWLEDGED OF THE GATX CORPORATION NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 21, 2008.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/gmt-hesp		TELEPHONE 1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.com.mobular.net/bnymellon/gmt

P
R
O
X
Y

GATX CORPORATION
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2008
THIS PROXY IS SOLICITED ON BEHALF OF GATX CORPORATION’S BOARD OF DIRECTORS
     The undersigned hereby constitutes and appoints Brian A. Kenney, Deborah A. Golden and Robert C. Lyons, and each of them, the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GATX CORPORATION to be held at The Northern Trust Company, 50 South LaSalle Street, Sixth Floor Assembly Room, Chicago, Illinois 60675 on Friday, April 25, 2008, at 9:00 A.M., and at any adjournment thereof, on all matters coming before said meeting.
     PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
(Continued and to be signed on other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE ▲